Exhibit 99.1

Beacon Roofing Supply, Inc.

Supplemental Fourth-Quarter Financial Information

(Unaudited)

The following is a summary of our results of operations for the fourth quarters of fiscal 2006 and 2005, broken down by existing markets and acquired markets:

For the Three Months Ended	Existing Markets**		Acquired Markets		Consolidated
	September 30,		September 30,		September 30,
(dollars in thousands)	2006*	2005	2006*	2005	2006*	2005

Net Sales	$277,274	$231,093	$153,979	$78	$431,253	$231,171

Gross Profit	65,748	55,734	36,614	32	102,362	55,766
Gross Margin	23.7%	24.1%	23.8%	41.0%	23.7%	24.1%

Operating Expenses	41,194	38,046	31,414	41	72,608	38,087
Operating Expenses as a % of Net Sales	14.9%	16.5%	20.4%	52.6%	16.8%	16.5%

Operating Income (Loss)	$24,554	$17,688	$5,200	$(9)	$29,754	$17,679
Operating Margin (Loss)	8.9%	7.7%	3.4%	-11.5%	6.9%	7.6%

The following is a summary of our total net sales by product group for the fourth quarter:

For the Three Months Ended
	September 30, 2006		September 30, 2005		Growth
(dollars in millions)	Net Sales*	Mix	Net Sales	Mix
Residential roofing products	$211.4	49.0%	$94.2	40.7%	$117.2	124.4%
Non-residential roofing products	129.9	30.1%	85.2	36.9%	44.7	52.5%
Complementary building products	90.0	20.9%	51.8	22.4%	38.2	73.7%

	$431.3	100.0%	$231.2	100.0%	$200.1	86.5%

*                    The fourth quarter of fiscal 2006 had three additional business days compared to the fourth quarter of fiscal 2005.

**             Includes branches that have been under our ownership for at least four full fiscal quarters at the start of the reporting period.